Exhibit 99.1

FOR RELEASE, Wednesday, March 19, 2014	For Further Information Contact:
5:30 a.m. Pacific Daylight Time	Katoiya Marshall, Investor Relations Contact
(310) 893-7446 or kmarshall@kbhome.com
Susan Martin, Media Contact
(310) 231-4142 or smartin@kbhome.com
KB HOME REPORTS 2014 FIRST QUARTER RESULTS
Revenues Increase 11% to $450.7 Million; Average Selling Price Up 12%
Net Income Increases to $10.6 Million or $.12 Per Diluted Share
Net Order Value Grows 18%; Backlog Value Up 21% to $851.6 Million
LOS ANGELES (March 19, 2014) — KB Home (NYSE: KBH), one of the nation’s largest and most recognized homebuilders, today reported results for its first quarter ended February 28, 2014. Highlights and developments include the following:
Three Months Ended February 28, 2014

•	Total revenues grew 11% to $450.7 million from $405.2 million in the year-earlier quarter, primarily on higher housing revenues.

◦
Homebuilding revenues increased 45%, 18%, and 63% in the Company’s Southwest, Central and Southeast homebuilding regions, respectively, partly offset by a decrease of 12% in its West Coast homebuilding region.

◦
The Company delivered 1,442 homes in the current quarter, compared to 1,485 homes delivered in the first quarter of 2013, as a decrease in the Company’s West Coast homebuilding region was mostly offset by increases in its other three homebuilding regions.

▪	West Coast deliveries declined from the year-earlier quarter, primarily due to the region's lower backlog at the beginning of the quarter.

◦
The overall average selling price of $305,200 rose $33,900, or 12%, from the year-earlier quarter, reflecting the Company’s strategic operational targeting of attractive, land-constrained locations that generally feature higher household incomes and demand for larger homes, as well as incremental revenues generated from lot premiums, options and upgrades, and generally favorable market conditions.

▪
Average selling prices were higher in all four of the Company’s homebuilding regions compared to the year-earlier quarter, with increases ranging from 13% in its Central region to 30% in its West Coast region.

▪	The significant increase in the Company’s West Coast region average selling price partly mitigated the impact fewer homes delivered had on revenues in the region.

•
The Company generated homebuilding operating income of $17.7 million, up from $.5 million in the year-earlier quarter. As a percentage of homebuilding revenues, operating income rose 390 basis points to 4.0%, compared to .1% for the 2013 first quarter.

◦	The housing gross profit margin expanded 290 basis points to 17.7% from 14.8% for the year-earlier quarter, marking the Company’s highest first quarter housing gross profit margin since 2006.

◦
Selling, general and administrative expenses as a percentage of housing revenues improved 80 basis points to 13.9% in the current quarter compared to 14.7% in the year-earlier quarter, primarily due to the Company’s higher year-over-year revenues and actions it has taken to contain costs.

▪	This marked the Company’s lowest first quarter selling, general and administrative expense ratio since 2007.

•	Interest expense decreased to $11.3 million from $15.2 million in the year-earlier quarter, reflecting an increase in the amount of interest capitalized.

•
The Company’s financial services operations posted pretax income of $1.6 million, down from $2.7 million in the year-earlier quarter. The 2013 first quarter included income recognized in connection with the wind down of a former mortgage banking joint venture.

•
Net income increased to $10.6 million, or $.12 per diluted share, compared to a net loss of $12.5 million, or $.16 per diluted share, in the first quarter of 2013, mainly due to the Company’s higher revenues, expanded housing gross profit margin, and improved selling, general and administrative expense ratio.

◦	The current quarter also included a gain of $3.2 million on the sale of the Company’s interest in an unconsolidated joint venture in Maryland.

◦	The Company generated first quarter net income for the first time since 2007.
Backlog and Net Orders

•
Potential future housing revenues in backlog at February 28, 2014 increased 21% to $851.6 million from $703.9 million at February 28, 2013, reflecting both a greater number of homes in backlog and a higher average selling price.

◦	The Company’s backlog was comprised of 2,880 homes at February 28, 2014, up 4% from 2,763 homes at February 28, 2013.

•
The overall value of net orders for the 2014 first quarter was $600.2 million, up 18% from $506.8 million for the year-earlier quarter. The current quarter increase was measured against the first quarter of 2013, when the net order value increased 83% from the prior year.

◦	Each of the Company’s four homebuilding regions reported year-over-year growth in net order value, with increases ranging from 11% in its Southwest region to 27% in its Central region.

•
Net orders increased 6% from the year-earlier quarter to 1,765, reflecting a rise in the Company’s community count, as it continues to convert the substantial land investments it has made over the past several quarters to open communities.

◦	The first quarter net order comparison was against a 2013 first quarter that had a 40% year-over-year increase in net orders.

◦	Our average community count increased 10% to 190 from 172 for the year-earlier quarter.

◦
The first quarter cancellation rate as a percentage of gross orders improved to 30% in 2014, compared to 32% in 2013. As a percentage of beginning backlog, the first quarter cancellation rate was 30% in both 2014 and 2013.

Balance Sheet

•	Cash, cash equivalents and restricted cash totaled $345.4 million at February 28, 2014, compared to $572.0 million at November 30, 2013.

◦	The decline in total cash, cash equivalents and restricted cash was mainly due to the Company's continued investments in inventories to support future growth.

▪	The Company had no borrowings outstanding under its $200 million unsecured revolving credit facility as of February 28, 2014.

•
Inventories increased to $2.63 billion at February 28, 2014 from $2.30 billion at November 30, 2013 as a result of land acquisition and development activities and a distribution of 549 acres, or $70.6 million, of land from Inspirada Builders, LLC, the Company's unconsolidated joint venture in Las Vegas.

◦
Land and land development investments totaled $354.3 million for the three months ended February 28, 2014, as the Company continued to execute on its strategic initiatives designed to support future growth.

•
The Company’s investments in unconsolidated joint ventures decreased to $60.6 million at February 28, 2014 from $130.2 million at November 30, 2013, primarily due to the distribution of land from Inspirada Builders, LLC.

•	At February 28, 2014, the Company’s debt balance of $2.18 billion was essentially flat with the balance of $2.15 billion at November 30, 2013.
Management Comments
“We are pleased by our first quarter results,” said Jeffrey Mezger, president and chief executive officer. “Building on the momentum and the full-year profitability our business achieved in 2013, we posted net income in the first quarter for the first time since 2007, along with higher average selling prices, increased revenues, expanded gross margins and improved operating leverage. We believe this performance reflects the continued success of our strategic initiatives, and gives us a firm foundation to deliver on our financial objectives for the year.”
“As we continue to execute on our business strategies, increasing the number of communities we operate will be a key factor in driving higher revenues and profits this year,” said Mezger. “Through our substantial investments in land and land development over the past few years, we believe we have created a solid platform for growth. In the current quarter, our double-digit percentage increase in community count helped us generate net order growth, and we are actively working to open additional new home communities. We are entering the spring selling season positioned with more communities open in attractive locations across the country, and we are confident that our balanced approach to sales price and pace, combined with our focus on both top-line growth and profitability, will produce strong results in the coming quarters.”
Earnings Conference Call
The conference call on the first quarter 2014 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
About KB Home
KB Home is one of the largest and most recognized homebuilding companies in the United States. Since its founding in 1957, the Company has built more than half a million quality homes. KB Home’s signature Built to Order™ approach lets each buyer customize their new home from lot location to floor plan and design features. As a leader in utilizing state-of-the-art sustainable building practices, all KB homes are highly energy efficient and meet strict ENERGY STAR® guidelines. This helps to lower monthly utility costs for homeowners, which the company demonstrates with its proprietary KB Home Energy Performance Guide® (EPG®). KB Home has been named both an ENERGY STAR Partner of the Year Sustained Excellence Award winner and WaterSense® Partner of the Year for three consecutive years by the EPA. Los Angeles-based KB Home was the first homebuilder listed on the New York Stock Exchange, and trades under the ticker symbol “KBH.” For more information about KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.

Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; adverse market conditions, including an increased supply of unsold homes, declining home prices and greater foreclosure and short sale activity, among other things, that could negatively affect our consolidated financial statements, including due to additional impairment or land option contract abandonment charges, lower revenues and operating and other losses; conditions in the capital, credit and financial markets (including residential consumer mortgage lending standards, the availability of residential consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level, maturity schedule and structure and to access the equity, credit, capital or other financial markets or other external financing sources, including raising capital through the public or private issuance of common stock, debt or other securities, and/or project financing, on favorable terms; our compliance with the terms and covenants of our revolving credit facility; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and resale homes, including lenders and other sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including the Dodd-Frank Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for residential consumer mortgage interest payments and property taxes, tax exemptions for profits on home sales, programs intended to modify existing mortgage loans and to prevent mortgage foreclosures and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; decisions regarding federal fiscal and monetary policies, including those relating to taxation, government spending, interest rates and economic stimulus measures; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred, including our warranty claims and costs experience at certain of our communities in Florida; legal or regulatory proceedings or claims; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives with respect to product, geographic and market positioning (including our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count, open additional new home communities for sales and sell higher-priced homes and more design options, and our operational and investment concentration in markets in California), revenue growth, asset optimization (including by effectively balancing home sales prices and sales pace in our new home communities), asset activation, local field management and talent investment, and overhead reduction and cost management; consumer traffic to our new home communities and consumer interest in our product designs and offerings, particularly from higher-income consumers; cancellations and our ability to realize our backlog by converting net orders to home deliveries; our home sales and delivery performance, particularly in key markets in California; the manner in which our homebuyers are offered and whether they are able to obtain residential consumer mortgage loans and mortgage banking services, including from our preferred mortgage lender, Nationstar Mortgage; the performance of Nationstar Mortgage as our preferred mortgage lender; the ability of Home Community Mortgage to become operational in all of our served markets, and its performance upon becoming operational; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.

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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended February 28, 2014 and 2013
(In Thousands, Except Per Share Amounts — Unaudited)

	Three Months
	2014	2013
Total revenues	$450,687	$405,219
Homebuilding:
Revenues	$448,267	$402,816
Costs and expenses	(430,548)	(402,362)
Operating income	17,719	454
Interest income	168	204
Interest expense	(11,276)	(15,240)
Equity in income (loss) of unconsolidated joint ventures	2,590	(435)
Homebuilding pretax income (loss)	9,201	(15,017)
Financial services:
Revenues	2,420	2,403
Expenses	(852)	(835)
Equity in income (loss) of unconsolidated joint ventures	(6)	1,091
Financial services pretax income	1,562	2,659
Total pretax income (loss)	10,763	(12,358)
Income tax expense	(200)	(100)
Net income (loss)	$10,563	$(12,458)
Earnings (loss) per share:
Basic	$.13	$(.16)
Diluted	$.12	$(.16)
Weighted average shares outstanding:
Basic	83,745	79,401
Diluted	93,946	79,401

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	February 28, 2014	November 30, 2013
Assets
Homebuilding:
Cash and cash equivalents	$303,269	$530,095
Restricted cash	42,083	41,906
Receivables	87,355	75,749
Inventories	2,634,944	2,298,577
Investments in unconsolidated joint ventures	60,648	130,192
Other assets	110,487	107,076
	3,238,786	3,183,595
Financial services	9,386	10,040
Total assets	$3,248,172	$3,193,635

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$138,213	$148,282
Accrued expenses and other liabilities	386,085	356,176
Mortgages and notes payable	2,175,190	2,150,498
	2,699,488	2,654,956
Financial services	2,350	2,593
Stockholders’ equity	546,334	536,086
Total liabilities and stockholders’ equity	$3,248,172	$3,193,635

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2014 and 2013
(In Thousands — Unaudited)

	Three Months
	2014	2013
Homebuilding revenues:
Housing	$440,127	$402,816
Land	8,140	—
Total	$448,267	$402,816

	Three Months
	2014	2013
Costs and expenses:
Construction and land costs
Housing	$362,106	$343,265
Land	7,168	—
Subtotal	369,274	343,265
Selling, general and administrative expenses	61,274	59,097
Total	$430,548	$402,362

	Three Months
	2014	2013
Interest expense:
Interest incurred	$39,280	$33,422
Interest capitalized	(28,004)	(18,182)
Total	$11,276	$15,240

	Three Months
	2014	2013
Other information:
Depreciation and amortization	$2,067	$1,436
Amortization of previously capitalized interest	17,485	18,705

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months Ended February 28, 2014 and 2013
(Unaudited)

			Three Months
			2014	2013
Average sales price:
West Coast			$525,200	$404,900
Southwest			286,400	227,400
Central			210,400	186,500
Southeast			256,300	220,300
Total			$305,200	$271,300

			Three Months
			2014	2013
Homes delivered:
West Coast			346	509
Southwest			161	140
Central			595	571
Southeast			340	265
Total			1,442	1,485

	Three Months - Units		Three Months - Value
	2014	2013	2014	2013
Net orders (dollars in thousands):
West Coast	506	530	$299,283	$261,342
Southwest	181	199	48,388	43,706
Central	757	653	168,973	133,492
Southeast	321	289	83,528	68,263
Total	1,765	1,671	$600,172	$506,803

	February 28, 2014		February 28, 2013
	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
Backlog data (dollars in thousands):
West Coast	580	$328,676	705	$287,970
Southwest	208	57,648	242	54,604
Central	1,510	320,926	1,231	235,759
Southeast	582	144,303	585	125,560
Total	2,880	$851,553	2,763	$703,893

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Three Months Ended February 28, 2014 and 2013
(In Thousands, Except Percentages — Unaudited)
Company management’s discussion of the results presented in this press release may include information about the Company’s adjusted housing gross profit margin which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the adjusted housing gross profit margin is not calculated in accordance with GAAP, this measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to the operating and financial performance measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement its respective most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months
	2014	2013
Housing revenues	$440,127	$402,816
Housing construction and land costs	(362,106)	(343,265)
Housing gross profits	78,021	59,551
Add: Land option contract abandonment charges	433	—
Water intrusion-related charges	—	1,674
Adjusted housing gross profits	$78,454	$61,225
Housing gross profit margin as a percentage of housing revenues	17.7%	14.8%
Adjusted housing gross profit margin as a percentage of housing revenues	17.8%	15.2%
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less land option contract abandonment charges and water intrusion-related charges (as applicable) associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross profit margin between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of land option contract abandonment charges and water intrusion-related charges.